Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (File No. 333-229505) and Form S-8 (File No. 333-226985) of our report dated October 30, 2020 relating to the consolidated balance sheets of Dogness (International) Corporation as of June 30, 2020 and 2019, and the related consolidated statements of operations and comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2020, which report is included in this annual report on Form 20-F.

/s/ Friedman LLP

New York, New York

October 30, 2020